Exhibit 10.1

April 8, 2025
Alexander Ovtchinnikov, Ph.D.
Via Electronic Delivery

Re: Extension of Services Agreement

Dr. Ovtchinnikov,

This letter is in reference to the Services Agreement between you and IPG Photonics Corporation (“IPG”) entered into as of August 15, 2024 (the “Services Agreement”).

As discussed, we are pleased to memorialize our agreement to extend your consulting services with IPG in the form of a modified Schedule A to the Services Agreement in the form attached.

By execution of this agreement, you acknowledge that the modified Schedule A shall replace and supersede the original Schedule A.

                        Sincerely,

                        /s/ Mark Gitin
                        Mark Gitin
                        Chief Executive Officer
                        IPG Photonics Corporation

AGREED AND ACKNOWLEDGED:

/s/ Alexander Ovtchinnikov
Alexander Ovtchinnikov, Ph.D.

IPG Photonics Corporation
377 Simarano Drive, Marlborough, MA 01752 USA

SCHEDULE A TO SERVICES AGREEMENT
1.Name of Provider: Dr. Alexander Ovtchinnikov
2.Provider Principal Business Address:
Provider Contact Name: Dr. Alexander Ovtchinnikov
Provider Phone Number: (508) 864-6326
3.Type of Entity: N/A
4.Principal Owner/Stockholder of the Provider: N/A
5.State of Incorporation or Formation: N/A
6.Period During which Services are to be Provided:
September 15, 2024 to March 31, 2025 (the “Term”) and April 1, 2025 to December 31, 2025 (the “Extended Term”)
7.Fees and Payment Terms:
a.Monthly consulting fee of $17,000 during the Term and $10,000 during the Extended Term. Fees shall be paid not later than the last day of the end of the calendar month.
b.If you continue to provide “Service” (as such term is defined under the IPG Photonics Corporation 2006 Incentive Compensation Plan effective February 28, 2006, as amended (the “Plan”)), to Provider to the end of the Term, Provider’s outstanding equity which vests according to its terms on March 1, 2025 shall be distributed to Provider under the terms of the applicable equity agreements for equity Provider has with IPG and the Plan. Nothing in this Agreement shall be interpreted to accelerate equity awards vesting subsequent to such March 1, 2025 or waive the performance conditions or other terms contained in any equity awards, including those vesting on March 1, 2025, or the Plan.
c.IPG shall pay the employer portion of the cost of monthly COBRA medical and dental benefits to Provider for an 18-month period for Provider and his spouse commencing on September 16, 2024.
8.Additional Terms:
d.The Confidentiality, Non-Competition and Confirmatory Assignment Agreement executed by you on October 1, 2013, as amended (the “NDA Agreement”), shall continue to bind and apply to Provider during the Term and Extended Term as if he were an “Employee” under the NDA Agreement.
b.Section 2 of the NDA Agreement is hereby amended as follows: The Non-Competition Period (as such term is defined in the NDA Agreement) shall conclude on the later to occur of (i) March 31, 2026 and (ii) six (6) months after the date Provider’s services under this Agreement are terminated and the non-solicitation period set forth in Section 2(b) of the NDA Agreement shall continue in effect until the later to occur of (i) September 30, 2026 and twelve (12) months after the date Provider’s services under this Agreement are terminated.
c.IPG shall provide Provider use of a laptop and cell phone during the Term and the Extended Term to facilitate the provision of Services.
9.Detailed Description of Services: Provider shall be available for up to eight hours per week during the Term and five hours during the Extended Term during normal business hours to answer questions and to support the operations and functions previously managed at IPG by Provider and help to enable the smooth transition of management of such functions to persons selected by IPG and communicated to Provider.